Exhibit 99.1

Press Release Dated January 21, 2015

NEWS RELEASE

January 21, 2015

Farmers Capital Bank Corporation Announces Fourth Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $4.2 million or $.51 per common share and $16.5 million or $1.94 per common share for the fourth quarter and twelve months ended December 31, 2014, respectively. Net income for the current quarter is up $51 thousand or 1.2% compared with the linked quarter, an increase of $.02 per common share. Net income for the current quarter is up $1.1 million or 35.4% when compared to the fourth quarter of 2013, which represents an increase of $.16 per common share. In the twelve month comparison, net income is up $3.0 million or 22.4%, which represents an increase of $.40 on a per common share basis.

Summary

Linked Quarter Comparison		Twelve Month Comparison
●	Net income up $51 thousand or 1.2%	●	Net income up $3.0 million or 22.4%
●	Nonperforming assets down $7.7 million or 10.1% to $67.9 million	●	Nonperforming assets down $20.4 million or 23.1%
●	Net interest income down $133 thousand or 1.0%	●	Net interest income down $539 thousand or 1.0%
●	Net interest margin 3.30% compared to 3.33%	●	Net interest margin 3.36% compared to 3.40%
●	Credit to provision for loan losses of $1.6 million compared to $1.5 million	●	Credit to provision for loan losses of $4.4 million compared to $2.6 million
●	Net other real estate expenses down $632 thousand or 32.0% to $1.3 million	●	Net other real estate expenses down $1.7 million or 24.0% to $5.3 million
●	Loans (net of unearned income) down $21.9 million or 2.3% to $932 million	●	Loans (net of unearned income) down $67.9 million or 6.8%
●	Shareholders equity down $5.3 million or 3.0%	●	Shareholders’ equity up $2.9 million or 1.7%
	● Preferred stock redeemed during fourth quarter: $10.0 million		● Preferred stock redeemed during 2014: $20.0 million

“We continue to make progress reducing the level of our nonperforming assets, which have now decreased for nine straight quarters,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “The decrease for the current quarter was $7.7 million or 10.1% and the annual decline was $20.4 million or 23.1%. Improvements have been made to both nonperforming loans and repossessed real estate. Our ratio of nonperforming assets to total assets decreased to 3.8%, the lowest level since the first quarter of 2009.”

“We also redeemed another 10,000 shares of our outstanding preferred stock during the current quarter,” continues Mr. Hillard. “This was the second of such redemptions during 2014, and we intend to redeem the remaining 10,000 outstanding shares during 2015, subject to receiving approval from our banking regulators.”

Farmers Capital Bank Corporation  * Page 1 of 7

A summary of nonperforming assets follows for the periods indicated.

(In thousands)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Nonaccrual loans	$11,508	$15,530	$18,095	$24,720	$23,838
Loans 90 days or more past due and still accruing	-	-	-	434	444
Restructured loans	24,429	25,289	25,456	25,944	26,255
Total nonperforming loans	35,937	40,819	43,551	51,098	50,537

Other real estate owned	31,960	34,766	39,034	35,444	37,826
Other foreclosed assets	52	25	12	-	-
Total nonperforming assets	$67,949	$75,610	$82,597	$86,542	$88,363

Ratio of total nonperforming loans to total loans (net of unearned income)	3.9%	4.3%	4.5%	5.2%	5.1%
Ratio of total nonperforming assets to total assets	3.8	4.3	4.6	4.8	4.9

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at September 30, 2014	$15,530	$25,289	$34,766
Loans placed on nonaccrual status	832	(443)	-
Principal paydowns	(3,189)	(138)	-
Transfers to performing status	(968)	(279)	-
Transfers to other real estate owned/other foreclosed assets	(584)	-	722
Charge-offs/write-downs	(113)	-	(552)
Proceeds from sales	-	-	(2,746)
Net loss on sales	-	-	(230)
Balance at December 31, 2014	$11,508	$24,429	$31,960

Nonaccrual loans decreased $4.0 million or 25.9% during the quarter, driven mainly by principal payments received. Principal paydowns include $2.1 million in the aggregate related to three larger-balance credits. Nonaccrual loans upgraded to performing status include one large credit in the amount of $830 thousand secured by commercial real estate. The decrease in other real estate owned was driven by sales activity, of which the largest dollar value includes a real estate development property sold at its carrying amount of $660 thousand.

The allowance for loan losses was $14.0 million or 1.50% of loans (net of unearned income) outstanding at December 31, 2014. At September 30, 2014 and year-end 2013, the allowance for loan losses was $15.7 million or 1.65% and $20.6 million or 2.06% of net loans outstanding, respectively. Net loan charge-offs were $153 thousand in the current three months compared with net recoveries of $105 thousand in the linked quarter. Loan recoveries in the linked quarter include $671 thousand related to a group of fraudulent loans that were charged off during the first quarter of 2014. Net charge-offs as a percentage of outstanding loans (net of unearned income) were 0.02% for the current quarter.

Fourth Quarter 2014 Compared to Third Quarter 2014

●

Net income was $4.2 million or $.51 per common share for the fourth quarter of 2014, an increase of $51 thousand or $.02 per common share compared to the linked quarter. The increase in net income is primarily attributed to lower net other real estate expenses of $632 thousand or 32.0%, partially offset by a decrease in net interest income of $133 thousand or 1.0% and a decrease from company owned life insurance of $270 thousand or 52.8%. Income tax expense increased $454 thousand or 35.4%.

●

The $133 thousand decrease in net interest income was driven by lower interest income of $305 thousand or 1.9%, which offset a decline in interest expense of $172 thousand or 6.8%. Interest income on loans and investment securities decreased $279 thousand or 2.2% and $35 thousand or 1.0%, respectively. Interest expense on deposits decreased $114 thousand or 11.1% in the comparison and interest expense on borrowed funds declined $58 thousand or 3.9%.

Farmers Capital Bank Corporation  * Page 2 of 7

●

Net interest margin was 3.30% for the current quarter, a decrease of three basis points from 3.33% in the linked quarter. Net interest spread was 3.15% and 3.18% in the current and linked quarters, respectively. Overall cost of funds decreased four basis points to 0.72%.

●

The Company recorded a credit to the provision for loan losses of $1.6 million and $1.5 million for the current and linked quarter, respectively. Overall credit quality trends remain positive and continue to improve, while loan balances outstanding have declined. Early stage delinquencies (loans which are past due between 30 to 89 days) decreased $1.7 million or 55.1% in the linked quarter. Nonperforming loans declined $4.9 million or 12.0%, primarily as a result of a decrease in nonaccrual loans. Watch list loans declined $10.8 million or 9.7%.

●

Noninterest income was $5.8 million for the current quarter, a decrease of $375 thousand or 6.1% in the comparison. The decrease in noninterest income is mainly attributed to lower income from company-owned life insurance of $270 thousand or 52.8% and lower trust fees of $124 thousand or 15.3%, respectively.

●

Income from company-owned life insurance for the linked quarter includes $276 thousand attributed to a tax-free death benefit in excess of the cash surrender value. There was no such death benefit during the current quarter. The decrease in trust fee income was driven by an unusually large nonrecurring estate fee of $250 thousand in the linked quarter.

●

Noninterest expenses were $14.8 million, a decrease of $977 thousand or 6.2%. The decrease was driven by lower expenses related to repossessed real estate of $632 thousand or 32.0%. The decrease in these expenses is mainly due to lower development, operating, and maintenance costs of $300 thousand or 34.9% and a decrease in the net loss from property sales of $222 thousand or 49.1%. Impairment charges to adjust carrying amounts to their fair value decreased $110 thousand or 16.6%.

●

Income tax expense was $1.7 million for the current quarter, an increase of $454 thousand or 35.4% compared with $1.3 million for the linked quarter. The effective income tax rates were 29.5% and 23.8% for the current and linked quarter, respectively.

Fourth Quarter 2014 Compared to Fourth Quarter 2013

●

Net income was $4.2 million or $.51 per common share for the fourth quarter of 2014, an increase of $1.1 million or $.16 per common share compared to the fourth quarter of 2013. The increase in net income is primarily attributed to a reduction in noninterest expense of $1.6 million or 9.7% and a decrease in the provision for loan losses of $552 thousand or 54.1%, partially offset by a decrease in net interest income of $629 thousand or 4.5%. Income tax expense increased $602 thousand or 53.0%.

●

The $629 thousand decrease in net interest income was driven by lower interest income of $1.1 million or 6.7%, which offset a reduction in interest expense of $497 thousand or 17.5%. Interest income on loans and investment securities decreased $995 thousand or 7.6% and $137 thousand or 3.8%, respectively. Interest expense on deposits decreased $396 thousand or 30.2% in the comparison.

●

Net interest margin was 3.30% for the current quarter, down nine basis points compared with 3.39% a year earlier. Net interest spread was 3.15% and 3.23% in the current and year-ago quarters, respectively. Overall cost of funds decreased 12 basis points to 0.72%.

●

The $552 thousand decrease in the provision for loan losses is attributed to continuing improvements in the credit quality of the loan portfolio and a decline in loans outstanding. Early stage delinquencies have decreased $763 thousand or 36.1% from a year ago. Nonperforming loans are down $14.6 million or 28.9%, primarily as a result of a decrease in nonaccrual loans. Watch list loans declined $28.6 million or 22.2%.

●

Noninterest income was $5.8 million, up $181 thousand or 3.2% in the comparison. The increase was driven mainly by higher trust fee income of $146 thousand or 26.9% and a nonrecurring receipt of $113 thousand related to a legal settlement, partially offset by lower service charges and fees on deposits of $201 thousand or 9.6%. Trust fees for the current quarter include an additional $162 thousand related to the unusually large estate fee from the linked quarter. Service charges and fees on deposits decreased primarily due to lower overdraft fees of $187 thousand or 14.5% related to volume declines.

●

Noninterest expenses were $14.8 million for the current quarter, a decrease of $1.6 million or 9.7%. The decrease was driven by lower expenses related to repossessed real estate and lower salaries and employee benefit expenses of $876 thousand or 39.5% and $357 thousand or 4.5%, respectively.

●

Repossessed real estate expenses decreased primarily as a result of lower impairment charges of $1.2 million or 68.0% compared to the prior year fourth quarter. The decrease in salaries and employee benefits was driven by a $500 thousand or 27.5% net decrease in benefit expenses, primarily from lower claims related to the Company’s self-funded health insurance plan.

Farmers Capital Bank Corporation  * Page 3 of 7

●

Income tax expense was $1.7 million for the current quarter, an increase of $602 thousand or 53.0% compared to $1.1 million for the fourth quarter of 2013. The effective income tax rates were 29.5% and 27.0% for the current and year-ago quarters, respectively.

Twelve-month Comparison

●

Net income was $16.5 million or $1.94 per common share for the twelve months ended December 31, 2014, an increase of $3.0 million or $.40 per common share compared to a year earlier. The increase in net income is primarily attributed to a decrease in the provision for loan losses of $1.8 million, an increase in noninterest income of $1.2 million or 5.2%, and lower net interest income and noninterest expenses of $539 thousand or 1.0% and $2.3 million or 3.7%, respectively. Income tax expense increased $1.7 million or 37.5%.

●

The decrease in net interest income was driven by lower interest income of $2.4 million or 3.6%, which more than offset a reduction in interest expense of $1.8 million or 15.4%. Interest income on loans decreased $3.6 million or 6.7%, partially offset by an increase in interest from investment securities of $1.2 million or 9.2%. Interest expense on deposits decreased $1.7 million or 28.2%.

●

Net interest margin was 3.36% for 2014 compared to 3.40% for 2013. Net interest spread was 3.20% and 3.23%, down three basis points from a year ago. Overall cost of funds decreased 12 basis points to 0.77%.

●

The $1.8 million decrease in the provision for loan losses is due to the continued improvement in the credit quality of the loan portfolio combined with a decline in outstanding loans. Early stage delinquencies, nonperforming loans, and watch list loans each have declined in the comparison. The ratio of nonperforming loans to total loans is at the lowest level since the third quarter of 2009. The Company includes accruing restructured loans as a component of its total nonperforming loans. Such loans make up 68.0% of total nonperforming loans at year-end 2014. Each category of nonperforming loans showed improvement during 2014, led by a decline in nonaccrual loans of $12.3 million or 51.7%.

●

Noninterest income was $23.3 million, an increase of $1.2 million or 5.2%. The increase was driven mainly by income related to the Company’s equity interest in its three tax credit partnerships and trust fees. The Company recorded income of $358 thousand related to these partnerships for 2014 compared with a loss of $304 thousand in the prior year. Trust fees were up $575 thousand or 28.9%, boosted by unusually large nonrecurring estate fees of $412 thousand during the last half of the year. Income from company-owned life insurance increased $269 thousand or 28.0%, driven by a tax-free death benefit that exceeded the cash surrender value by $276 thousand. Service charges and fees on deposits decreased $395 thousand or 4.8% primarily due to lower overdraft fees of $325 thousand or 6.6% related to volume declines. Net gains on the sale of loans decreased $546 thousand or 52.7% due to a 51.0% decline in mortgage loan origination activity.

●

Noninterest expenses were $59.3 million, a decrease of $2.3 million or 3.7%. Expenses related to repossessed real estate decreased $1.7 million or 24.0%, driven by lower impairment charges of $2.9 million or 52.4%. The decrease in impairment charges was partially offset by an increase in the net loss on property sales of $594 thousand and higher development, operating, and maintenance expenses of $617 thousand.

●	Deposit insurance expense decreased $519 thousand or 22.9% mainly from the improved risk ratings used in determining the related insurance premiums.
●

Income tax expense was $6.1 million for 2014, an increase of $1.7 million or 37.5% compared with $4.4 million for 2013. The effective income tax rates were 27.0% and 24.8% for the current and year-ago periods, respectively.

Balance Sheet

●

Total assets were $1.8 billion at December 31, 2014, up $12.7 million or 0.7% from September 30, 2014. Loans (net of unearned income) decreased $21.9 million or 2.3%, partially offset by an increase in cash and cash equivalents of $30.1 million or 42.4% and investment securities of $7.9 million or 1.3%. Other real estate owned decreased $2.8 million or 8.1%.

●

Net loan repayments decreased total loans outstanding during quarter, accelerated by early payoffs of several larger credits. Loan payments include $3.2 million related to nonaccrual loans during the quarter.

Farmers Capital Bank Corporation  * Page 4 of 7

●

Generating high quality loans remains a challenge. The Company has maintained its high underwriting standards while continuing to reduce the level of nonperforming assets. Several of the early payoffs on loans relate to credits where nonbank competitors were willing to offer terms significantly below the Company’s underwriting standards.

●	Nonperforming loans decreased $4.9 million or 12.0% during the quarter and account for 22.3% of the decrease in net loans. Nonperforming loans are at the lowest point since the first quarter of 2009.
●

The allowance for loan losses was $14.0 million or 1.50% of loans outstanding (net of unearned income) at December 31, 2014 compared with $15.7 million or 1.65% at September 30, 2014. Net loan charge-offs were $153 thousand for the current quarter compared with net loan recoveries of $105 thousand for the linked quarter. Loan recoveries in the linked quarter include $671 thousand related to a group of fraudulent loans that were charged off during the first quarter of 2014. Net loan charge-offs as a percentage of outstanding loans were 0.02% in the current quarter.

●	The ratio of nonperforming loans to loans outstanding (net of unearned income) improved to 3.9% at December 31, 2014 compared to 4.3% at September 30, 2014.
●

Other real estate owned was $32.0 million at year end, a decrease of $2.8 million during the quarter. The decrease was driven by sales activity, including one larger-balance real estate development property which was sold at its carrying amount of $660 thousand.

●

Total deposits were $1.4 billion at December 31, 2014, an increase of $22.0 million or 1.6% compared with September 30, 2014. Noninterest bearing deposit balances increased $9.2 million or 3.2%. Interest bearing deposits increased $12.8 million or 1.2%.

●

Short-term borrowings were $28.6 million, a decrease of $4.2 million or 12.9% in the linked quarter comparison. The decrease is attributed to repurchase agreements with commercial depositors in the normal course of business. Long-term borrowings were unchanged at $169 million.

●

Shareholders’ equity was $173 million, a decrease of $5.3 million or 3.0% for the quarter. The decrease was due primarily to the redemption of the Company’s preferred stock in the amount of $10.0 million during the quarter, partially offset by net income of $4.2 million. Other comprehensive income increased $904 thousand or 22.8%, driven by an increase in the after-tax unrealized gain related to the available for sale investment securities portfolio. Dividends on preferred stock were $377 thousand.

●

On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for each of the Company’s subsidiary banks exceeds “well-capitalized” and the regulatory capital level for the two banks under agreements with their respective regulatory agencies exceed the targets established in those agreements.

Dividend Status

The Memorandum of Understanding entered into during 2009 between the Company and its primary banking regulators was terminated in March 2014 as a result of continued satisfactory compliance, most notably from the progress made in lowering nonperforming assets and increasing capital levels. Therefore, the Company is no longer required to receive permission from its banking regulators to make interest payments on its trust preferred securities or to pay dividends on its common and preferred stock. However, the Company’s current goal is to redeem all of its outstanding preferred stock before considering the payment of a dividend on its common stock. The Company redeemed 20,000 shares, or two-thirds, of its outstanding preferred stock during 2014. Further redemptions, which require regulatory approval, will be based on satisfactory financial performance and take into consideration the Company’s capital position, earnings, asset quality, and other factors. The timing and amount of any further redemption by the Company of its remaining outstanding preferred stock will be disclosed when it is assured.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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Consolidated Financial Highlights-Unaudited

(In thousands, except per share data)
	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Interest income	$15,671	$15,976	$16,797	$64,352	$66,733
Interest expense	2,341	2,513	2,838	10,153	11,995
Net interest income	13,330	13,463	13,959	54,199	54,738
Provision for loan losses	(1,572)	(1,536)	(1,020)	(4,364)	(2,600)
Net interest income after provision for loan losses	14,902	14,999	14,979	58,563	57,338
Noninterest income	5,767	6,142	5,586	23,273	22,116
Noninterest expenses	14,774	15,751	16,358	59,278	61,573
Income before income tax expense	5,895	5,390	4,207	22,558	17,881
Income tax expense	1,737	1,283	1,135	6,099	4,435
Net income	$4,158	$4,107	$3,072	$16,459	$13,446

Net income	$4,158	$4,107	$3,072	$16,459	$13,446
Less preferred stock dividends and discount accretion	377	450	490	1,927	1,951
Net income available to common shareholders	$3,781	$3,657	$2,582	$14,532	$11,495

Basic and diluted net income per common share	$.51	$.49	$.35	$1.94	$1.54

Averages
Loans, net of unearned interest	$940,981	$960,914	$1,004,742	$968,489	$1,006,662
Total assets	1,787,141	1,792,338	1,821,519	1,798,325	1,805,658
Deposits	1,383,578	1,388,656	1,412,130	1,392,884	1,402,658
Shareholders’ equity	177,817	177,612	170,147	176,888	168,690

Weighted average common shares outstanding – basic and diluted	7,487	7,485	7,477	7,483	7,474

Return on average assets	.92%	.91%	.67%	.92%	.74%
Return on average equity	9.28%	9.17%	7.16%	9.30%	7.97%

	December 31, 2014	September 30, 2014	December 31, 2013
Cash and cash equivalents	$100,914	$70,843	$68,253
Investment securities	630,116	622,176	613,585
Loans, net of allowance of $13,968, $15,692, and $20,577	917,975	938,140	979,306
Other assets	133,601	138,712	148,411
Total assets	$1,782,606	$1,769,871	$1,809,555

Deposits	$1,387,161	$1,365,158	$1,410,215
Federal funds purchased and other short-term borrowings	28,590	32,807	29,123
Other borrowings	168,694	168,729	176,850
Other liabilities	25,232	24,990	23,312
Total liabilities	1,609,677	1,591,684	1,639,500

Shareholders’ equity	172,929	178,187	170,055
Total liabilities and shareholders’ equity	$1,782,835	$1,769,871	$1,809,555

End of period tangible book value per common share[1]	$21.69	$21.06	$18.61
End of period per common share closing price	23.29	22.53	21.75

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

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